Exhibit 99.4
Q2 2016 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation second quarter 2016 financial results recording. The date of this recording is July 25, 2016. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Chuck Kyrish, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President and Chief Financial Officer.
The Celanese Corporation second quarter 2016 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will provide some recent highlights, review our second quarter results, and discuss our outlook for the remainder of 2016. Chris Jensen will then comment on our cash flow, balance sheet, and taxes. I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks Chuck, and I'd like to welcome everyone listening in today.
I'll start by discussing our consolidated results and highlights for the second quarter. I am pleased to report GAAP diluted earnings of $1.50 per share and adjusted earnings of $1.59 per share, as we generated year-over-year growth despite roughly 20 cents of headwinds from planned turnaround activity, including the first ever turnaround at our POM facility in Frankfurt, Germany -- the largest POM plant in the world. Turnarounds at a plant of this size are more extensive and costly due to statutory testing and inspections. Thanks to the expertise and execution of our talented operations team, we completed all of our turnarounds safely and on-time.
For the quarter, we generated segment income of $312 million and expanded our segment income margin by 110 basis points over the prior year to 23.1 percent, driven by continued success and strong growth in our engineered materials base business, plus resilient performance in our Acetyl Chain which continues to deal with weak China demand and deflationary volume and price trends. We again benefited from broad based productivity actions in the quarter which have become a true hallmark of Celanese. For the quarter, we delivered record free cash flow and maintained our strong balance sheet. As evidence of our financial performance, our debt ratings were upgraded to Investment Grade status by both Moody's and Standard & Poor's. This upgrade validates the work that our teams have done over the last few years to transform our business, significantly grow our earnings and cash flow and delever our balance sheet. The upgrade to Investment Grade is a natural step in our evolution and a direct sign of the tremendous progress that we have made at Celanese. During the quarter, we spent $200 million on share repurchases, consistent with our commitment of $1 billion over 2016 and 2017.
At the core level, Materials Solutions delivered outstanding results, growing core income 6 percent year-over-year to $219 million, a second quarter record, with core income margin of 36.5 percent. Our engineered materials base business generated adjusted EBIT of $84 million in the quarter, an increase of

18 percent over the prior year. We grew base business volumes 8 percent year-over-year across a diverse set of end uses. We had particular success in our POM product line, selling record volumes by working closely with our customers to develop innovative solutions, addressing their critical needs and by finding more applications for our polymers. Our new project launches in engineered materials reached a quarterly record of 335, and we remain dead on track to achieve our ambitious goal of 1,200 launches in 2016.
Let me highlight a few examples of these new project launches. We continue to have success leveraging our low-friction Tribology platform across multiple applications. One area of success has been in medical injection devices where two major trends are driving demand for our solutions. The size of the injection devices is decreasing, while at the same time drug combinations and next generation biologics are increasing in complexity and viscosity. All of this means that delivery mechanisms are becoming highly sophisticated with more demanding material requirements. Our SlideX™ product line is uniquely situated to handle these increased demands on the material as well as the extremely precise friction requirements. Our polymers give the device manufacturers design freedom to accommodate these stringent requirements which has allowed us to win an increasing number of projects in drug delivery systems and electronic micro-devices.
Another area of sustained success for Celanese is our presence in lithium ion battery separator applications. Trends in smartphones and electric vehicles translate to demand for lithium ion batteries and separators. We continue our leadership position in this space and benefit from strong relationships and early market presence in this rapidly growing industry.
These examples highlight how our broad material portfolio and application knowledge allows us to bring the optimal material and adapt the polymer as required to meet specific needs. Our customers trust our capabilities in this area which leads them back to Celanese when a material modification is needed.
In Advanced Engineered Materials, segment income was $111 million for the quarter, a 9 percent increase over the prior year. Volume growth in our opportunity pipeline and productivity gains more than offset turnaround impacts and a decline in affiliate earnings due to lower MTBE pricing at our IBN Sina joint venture.
Consumer Specialties segment income was $108 million, a 3 percent increase versus the prior year, with a  record segment income margin of 46.0 percent, that's 380 basis points improvement over the prior year. Pricing was down 8 percent year-over-year due to lower global merchant capacity utilization. This was more than offset by productivity gains and lower raw material costs as well as 2 percent higher volumes due to unusual purchasing patterns in Europe, which will impact the timing of our sales during the year and will make the first half of 2016 higher than the second half. We still anticipate full year earnings in Consumer Specialties to be consistent with 2015.
Looking at the tow industry as a whole, as we have discussed, China continues to reduce its tow imports, which has reduced global merchant capacity utilization. Most of that change has occurred and imports are not likely to recover.  Our teams have done an amazing job driving productivity in this business to offset these shifts in regional dynamics and allowing us to expect flat tow earnings in 2016.  However, we have recently seen aggressive activity in the market, with some chasing volume, that leads us to believe our tow earnings will decline in 2017 year over year. We will know more specifics over the coming months as some dynamics play out, and we will quantify things later this year. I want to emphasize that this is a valuable long term business for Celanese that will generate tremendous cash flow for the company as far out as we can see. We continue to invest in customer value driven activities that support operational efficiency and reliability, and I believe our assets are among the best in the industry. We will not lose market share to aggressive pricing as competitors jockey for position in what is a zero sum game. At the same time, we are totally confident in our ability to offset headwinds as we've demonstrated since 2012.
In the Acetyl Chain, core income was $111 million, a 19 percent decline year over year due to lower acid and derivative pricing, principally driven by China, and by turnarounds at several facilities. Methanol prices remain meaningfully lower in second quarter as compared to last year which has put downward pressure on acid pricing. Core income margins held in at 14.2 percent, as we benefited from productivity actions and flexibility in our integrated value chain. We continue to see growth across all regions in emulsion polymers driven by market strength and innovation in VAE. Industrial Specialties also delivered strong productivity gains driven primarily from footprint optimization.
As we evaluate the rest of the year, the global economic landscape in the US and Europe remains positive, while China remains uncertain. The recent Brexit vote has no material impact on Celanese as our activity in the UK is very limited. Like others, we are watching for potential ripple effects in the European economy and currencies, especially the Euro where we have more exposure, but it's difficult to see that being material. In China, we continue to have great success in engineered materials driven by our model and trends in the use of specialty materials. At the same time, the Acetyl Chain continues to deal with historically weak acid margins.
At the company level, we focus on what is in our control to drive a differentiated results. As we have demonstrated time and time again, the strength of our commercial models, market leadership positions and our relentless drive for productivity have allowed us to overcome challenges and unprecedented headwinds while consistently growing earnings and cash flow. We are maintaining our view of 8-10% growth in adjusted earnings per share for full year 2016, based on a view that the global economy will strengthen as we end the year.
With that, I'll now turn it over to Chris.
Chris Jensen, Celanese Corporation, Chief Financial Officer
Thanks Mark.
We continued our impressive pace of cash generation in the second quarter, producing $349 million of operating cash flow and delivering a record quarter of free cash flow at $285 million. Our success here continues to be driven by strong underlying earnings performance in our businesses, coupled with disciplined working capital management and capital allocation practices focused on investing in high return projects and maintaining world class reliability in our operating assets. Capex for the quarter was $58 million, and we expect to spend $250-300 million for the year. We remain on track to grow our free cash flow year-over-year in 2016, and to achieve our three-year free cash flow target of $2.5 billion for the period 2016 through 2018. During the quarter we returned $254 million to our shareholders, buying back 2.8 million shares and paying $54 million in dividends at the new annual dividend rate of $1.44 per share, which we raised by 20 percent.
The strength of our business model, balance sheet and our consistently improving credit profile led Moody’s and Standard & Poors to upgrade our credit ratings to Investment Grade over the last month. The growth in our earnings and free cash flow, combined with deleveraging actions over the past several years have put our balance sheet in a very strong position and we feel the upgrade validates this strength. We are in the process of refinancing our secured credit facility into a lower cost unsecured debt structure. You saw the first step in this process announced last week, with the closing of a new $500 million unsecured term loan and a $1 billion unsecured revolver, which was drawn about $400 million at closing. Proceeds of the deal were used to repay our $907 million secured term loan and we terminated that entire secured facility. We plan to term out the short term revolver borrowings into longer-term debt in the third quarter, subject to market conditions.
On taxes for the quarter, the effective US GAAP tax rate was 19 percent versus 11 percent in the second quarter of last year. The increase was due to a favorable outcome on a contingency during the prior year. The tax rate for adjusted EPS was 17 percent, versus 18 percent in the prior year. While on the subject of taxes, I'd like to talk a bit about the proposed Treasury regulations under section 385 of the tax code. This proposal has received tremendous push back from multiple industries, particularly as the proposal would significantly impact areas beyond its stated purpose of curbing inversions. It could impact common corporate cash management activities such as cash pooling and intercompany lending, and may make these activities more challenging. Regardless of the outcome, which remains fluid at this time, our aim is to find an efficient way to access our global cash and fulfill our shareholder cash return commitments, which include $1 billion of share repurchases over 2016 and 2017.
This wraps up our prepared remarks and we look forward to discussing our results and answering your questions Tuesday morning on the earnings call.
Thank you.

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